FIRST AMENDMENT
TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of the 25th day of August, 2015, to the Fund Administration Servicing Agreement dated as of November 1, 2012, (the "Agreement"), is entered into by and between MATRIX ADVISORS VALUE FUND, INC., a Maryland corporation (the "Company") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Directors.

WHEREAS, the Company and USBFS wish to amend the Agreement as set forth below.

NOW, THEREFORE, the parties agree as follows:

Section 11.  Term of Agreement; Amendment is hereby superseded and replaced in its entirety with the following:

Section 11.  Term of Agreement; Amendment
This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach by the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Directors.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MATRIX ADVISORS VALUE FUND, INC. By: /s/ David Katz Name: David Katz Title: President	U.S. BANCORP FUND SERVICES, LLC By: /s/ Michael R. McVoy Name: Michael R. McVoy Title: Executive Vice President